Exhibit 5.1

50 West Liberty Street, Suite 1000, Reno, Nevada 89501-1950 Telephone: 775.323.1980	3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169 Telephone: 702.387.6073

April 21, 2023

Elephant Oil Corp.
Pennzoil Place
700 Milam, Suite 1300
Houston, Texas 77002

Re:	Elephant Oil Corp./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Elephant Oil Corp., a Nevada corporation (the “Company”), in connection with the registration by the Company of (a) up to 1,756,945 (including 229,167 in connection with an over-allotment option granted to the underwriters) of shares (the “Offering Shares”) of its common stock, $0.0001 par value per share (“Common Stock”), (b) up to 87,847 (including 11,458 in connection with an over-allotment option granted to the underwriters) of shares of Common Stock (the “Underwriter Warrant Shares”) to be issued upon exercise of warrants granted to the underwriters in connection with the issuance of the Offering Shares (the “Underwriter Warrants”), and (c) up to 392,053 of Shares (the “Selling Stockholder Shares”) to be sold by certain stockholders identified in the Registration Statement in connection with the conversion of (i) the Convertible Promissory Note, dated May 26, 2022, held by Dragon Dynamic Funds, as amended (the “Dragon Note”), (ii) the 20% Original Issue Discount Senior Note held by 622 Capital, LLC, as amended (the “622 Note”), (iii) an accounts payable conversion agreement between the Company and Tradigital Marketing Group, LLC (the “TraDigital Agreement”), and (iv) an accrued interest payable conversation agreement between the Company and Gavin Burnell (the “Burnell Agreement”). The Offering Shares, the Underwriter Warrants, the Underwriter Warrant Shares and the Selling Stockholder Shares are to be offered by the Company under a Registration Statement on Form S-1 (the “Registration Statement”) in accordance with the Securities Act of 1993, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	a form of Underwriting Agreement between the Company and Spartan Capital Securities, LLC, acting as representative of the several underwriters (the “Underwriting Agreement);

(c)	a form of Underwriter Warrants;

(d)	the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on March 29, 2021;

(e)	the Second Amended and Restated Bylaws of the Company as adopted on July 27, 2022;

(f)	a specimen certificate representing the Common Stock;

(g)	the Dragon Note;

(h)	the 622 Note;

(i)	the TraDigital Agreement;

(j)	the Burnell Agreement; and

(k)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance and registration under the Securities Act of the Offering Shares, the Underwriter Warrant Shares, the Selling Stockholder Shares and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination of documents, we have assumed the legal capacity of all-natural persons executing the documents, the genuineness of all signatures on the documents; the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies; that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder; and other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that:

(a)	the issuance of the Offering Shares has been duly authorized and upon issuance in accordance with the terms of the Underwriting Agreement, the Offering Shares will be validly issued, fully paid, and nonassessable;

(b)	the issuance of the Underwriter Warrants has been duly authorized and, upon issuance in accordance with the terms of the Underwriting Agreement, the obligation to issue the Underwriter Warrant Shares upon exercise of the Underwriter Warrants will be a binding obligation of the Company;

(c)	the issuance of the Underwriter Warrant Shares has been duly authorized and upon issuance of the Underwriter Warrant Shares upon exercise of and in accordance with the terms of the Underwriter Warrants, the Underwriter Warrant Shares will be validly issued, fully paid, and nonassessable; and

(d)	the issuance of the Selling Stockholder Shares has been duly authorized and upon issuance in accordance with the terms of the Dragon Note, the 622 Note, the TraDigital Agreement, and the Burnell Agreement, the Selling Stockholder Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Offering Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.

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